UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2018

Strategic Storage Trust II, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:  000-55617

Maryland	46-1722812
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

10 Terrace Road, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

On October 11, 2018, Strategic Storage Trust II, Inc. (the “Registrant”), through 10 special purpose entities indirectly owned by its operating partnership (collectively, the “Borrower”), SST II Canadian Properties, Co. (“Nominee”) and SS Solar Power, ULC (“Solar ULC”), entered into a loan agreement (the “Loan Agreement”) with Citibank, N.A. (“Citibank”), as lender.

Please see Item 2.03 below for a description of the Loan Agreement. The information set forth under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03.Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Under the terms of the Loan Agreement, the Borrower has a maximum borrowing capacity of $112 million CAD, of which the Borrower immediately borrowed $99.3 million CAD (the “Initial Proceeds”). The Initial Proceeds were primarily used to pay off all of the existing loans encumbering the Registrant’s properties located in the greater Toronto, Canada metropolitan area, all of which now serve as collateral under the Loan Agreement. The Borrower also has the right to receive future advances in the aggregate amount of up to $12.7 million CAD, subject to certain conditions as set forth in the Loan Agreement.

The Loan Agreement is a term loan that has a maturity date of October 9, 2020, which may, in certain circumstances, be extended at the option of the Borrower for three consecutive terms of one year each. Monthly payments due under the Loan Agreement are interest-only, with the full principal amount becoming due and payable on the maturity date.

In general, the amounts outstanding under the Loan Agreement bear interest at a rate equal to the sum of the “CDOR” (as defined in the Loan Agreement) and 2.25%. If the Borrower exercises its third extension option, the interest rate shall be increased by 0.25%. As of October 11, 2018, the interest rate was approximately 4.1%. In addition, pursuant to the requirements of the Loan Agreement, the Borrower purchased an interest rate cap with a notional amount of $99.3 million, with an effective date of October 11, 2018, whereby the CDOR is capped at 3.00% through October 15, 2021.

The Loan Agreement is secured by any and all property owned, leased or operated by the Borrower, Nominee and Solar ULC. It is further secured by cross-collateralized, first mortgage liens on the Properties (as defined in the Loan Agreement).  The Loan Agreement may be prepaid or terminated at any time, subject to the payment of certain costs and expenses associated therewith. The Loan Agreement also contains customary representations, warranties, borrowing conditions, affirmative, negative and financial covenants, reserve requirements and events of default.

Pursuant to the terms of the limited recourse guaranty (the “Guaranty”), dated October 11, 2018, in favor of Citibank, the Registrant serves as a non-recourse guarantor with respect to the Loan Agreement.

The foregoing descriptions of the Loan Agreement and the Guaranty do not purport to be complete and are qualified in their entirety by reference to the Loan Agreement and the Guaranty, which are attached as Exhibits 10.1 and 10.2 hereto, respectively, and are incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits.

(d)  Exhibits.

10.1Loan Agreement, dated October 11, 2018

10.2Limited Recourse Guaranty, dated October 11, 2018

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Strategic Storage Trust II, Inc.
Date: October 17, 2018	By:	/s/ Matt F. Lopez
Matt F. Lopez
Chief Financial Officer and Treasurer